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                                                                      EXHIBIT 21

                  SUBSIDIARIES OF THE REGISTRANT


Stericycle of Arkansas, Inc., an Arkansas corporation

Stericycle of Washington, Inc., a Washington corporation

SWD Acquisition Corp., a Delaware corporation

Environmental Control Co., Inc., a New York corporation

Waste Systems, Inc., a Delaware corporation

Med-Tech Environmental, Inc., a Delaware corporation

Med-Tech Environmental (MA), Inc., a Delaware corporation

Ionization Research Co., Inc., a California corporation

3CI Complete Compliance Corporation, a Delaware corporation

BFI Medical Waste, Inc., a Delaware corporation

Browning-Ferris Industries of Connecticut, Inc., a Delaware corporation

BFI Medical Waste, Inc., a Puerto Rico corporation

Med-Tech Environmental, Limited, a New Brunswick, Canada corporation

Medam S.A. de C.V, a Mexican corporation